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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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FGX INTERNATIONAL HOLDINGS LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FGX INTERNATIONAL HOLDINGS LIMITED
500 George Washington Highway
Smithfield, Rhode Island 02917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held May 20, 2009

        The 2009 Annual Meeting of Shareholders of FGX International Holdings Limited, a British Virgin Islands business company, will be held at 10:00 a.m. on Wednesday, May 20, 2009, at its principal offices, 500 George Washington Highway, Smithfield, Rhode Island 02917, for the following purposes:

  1.
  To elect directors to serve until the 2010 Annual Meeting of Shareholders.

  2.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending January 2, 2010.

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record at the close of business on March 25, 2009 will be entitled to vote at the Annual Meeting or at any adjournment.

        It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States or, where available, vote by telephone or over the Internet. If you attend the meeting and wish to vote in person, your proxy will not be used.

By Order of the Board of Directors,

Jeffrey J. Giguere Executive Vice President, General Counsel & Secretary

Dated: April 3, 2009

 GENERAL INFORMATION

        The Board of Directors of FGX International Holdings Limited ("FGX" or the "Company") is soliciting your proxy for use at the 2009 Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m. on May 20, 2009, at the principal offices of FGX, 500 George Washington Highway, Smithfield, Rhode Island 02917, and at any adjournment of the meeting. This proxy statement and the accompanying proxy card (sometimes called a voting instruction form) are first being made available or sent to shareholders of FGX on or about April 8, 2009.

        Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be held on May 20, 2009.    This proxy statement and our 2008 Annual Report to Shareholders are available (i) at http://phx.corporate-ir.net/phoenix.zhtml?c=197697&p=proxy or (ii) by accessing our website at www.fgxi.com, clicking the "Investors" drop down menu and selecting the "Annual Meeting" tab. In order to reduce costs of printing and mailing, we are relying on the Securities and Exchange Commission rule allowing companies to furnish proxy materials over the Internet. Instead of mailing paper copies, we have sent most of our shareholders a Notice Regarding the Availability of Proxy Materials (the "Notice") describing how to access the proxy materials. Shareholders who received the Notice may receive a paper copy of the proxy materials by following the instructions in the Notice.

        Who can vote.    You may vote your FGX shares at the Annual Meeting if you were a shareholder at the close of business on March 25, 2009 (the "Record Date"). On that date, there were 22,122,900 ordinary shares outstanding. You are entitled to one vote for each ordinary share that you held on the Record Date.

        How to vote your shares.    You may vote your shares either by proxy or by attending the Annual Meeting and voting in person. You may vote by proxy over the Internet or by telephone as instructed on the Notice or, if you received copies of the proxy materials by mail, you may vote by mail by completing and returning the proxy card or voting instruction form. The persons designated as proxies will vote your shares as you have instructed. If you sign and return a proxy without indicating how your votes should be cast, the proxies will vote your shares in favor of the proposals described in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the Annual Meeting, please vote promptly to ensure that your shares are represented at the meeting. If you attend the Annual Meeting, you may still revoke your proxy by voting in person. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank if you wish to vote your shares in person.

        Proposals to be considered at the Annual Meeting.    The principal business expected to be transacted at the Annual Meeting, as more fully described below, will be the election of directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending January 2, 2010.

        Quorum.    A quorum of shareholders is required to transact business at the Annual Meeting. A majority of the outstanding ordinary shares entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

        Votes required.    The votes required to approve the proposals scheduled to be presented at the Annual Meeting are as follows:

Proposal		Required Vote
1.	Election of Directors	Affirmative vote of a majority of the votes cast for the election of each director
2.	Ratification of the Appointment of our Independent Registered Public Accounting Firm	Affirmative vote of a majority of the votes cast

        Abstentions and broker non-votes.    Abstaining from voting would have no effect on the results of voting for either matter. Brokers will have voting discretion for shares registered in their own names on both matters. Accordingly, broker non-votes (which occur when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter) will have no effect on the results of voting.

        Discretionary voting by proxies on other matters.    We do not know of any proposal, other than the election of directors and ratification of the appointment of our independent registered public accounting firm, that may be presented at the Annual Meeting. If another matter is properly presented for consideration at the Annual Meeting, the designated proxies will exercise their discretion in voting on the matter.

        How you may revoke your proxy.    If your shares are held of record in your own name, you may revoke the authority granted by your executed proxy at any time before we exercise it by filing with our Secretary a written revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank to revoke your proxy.

        Expenses of solicitation.    We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of shares held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from shareholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. We may retain a proxy solicitation firm to assist in the solicitation of proxies, and we will bear all reasonable fees and expenses if such a firm is retained.

        Householding of Annual Meeting Materials.    Some banks, brokers and other nominee record holders may be "householding" our proxy statements and annual reports. This means that only one copy of the proxy materials or the Notice may have been sent to multiple shareholders in your household. We will deliver a separate copy of the proxy materials to you if you write to us at FGX International Holdings Limited, 500 George Washington Highway, Smithfield, Rhode Island 02917, Attn: Investor Relations Department, or telephone us at (401) 231-3800. If you want to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies or Notices and would like to receive only one copy or Notice per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

 PROPOSAL 1: ELECTION OF DIRECTORS

        Our Board of Directors proposes to nominate all of the incumbent directors, whose terms expire at the 2009 Annual Meeting, for re-election to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier resignation or removal. Each has consented to serve if elected. If any nominee is unable to serve, proxies will be voted for any other candidate nominated by the Board. Election of each nominee requires the affirmative vote of a majority of the votes cast with respect to that nominee (the number of shares voted "for" the nominee must exceed the number of votes cast "against" the nominee). Because each of our current directors serves until his or her successor has been duly elected and qualified, each would continue to serve until that time, even if he or she does not receive a majority of affirmative votes at the Annual Meeting. The Board recommends a vote FOR each nominee.

        The following table contains biographical information about the nominees for director.

Name	Age	Business Experience and Other Directorships	Director Since
Jared Bluestein	34	Mr. Bluestein served as a director of a predecessor company of FGX, AAi.FosterGrant, Inc., beginning in April 2002. He has been the Chief Operating Officer of Berggruen Holdings Ltd., a private investment firm, since June 1996.	2004
Zvi Eiref(1)(2)(3)	70	Mr. Eiref served as Vice President Finance and Chief Financial Officer of Church & Dwight Co., Inc., a publicly traded developer, manufacturer and marketer of household, personal care and specialty products, from 1995 to September 2006, and as its Vice President Investor Relations and M&A from September 2006 until his retirement in December 2006. From 1988 to 1995, Mr. Eiref was the Senior Vice President Finance for Chanel, Inc. Mr. Eiref is a director of Physicians Formula Holdings, Inc. and Unigene Laboratories Inc.	2007
Charles J. Hinkaty(1)(2)(3)(4)	59	Mr. Hinkaty was the President and Chief Executive Officer of Del Laboratories, Inc., a manufacturer and marketer of cosmetics and over the counter pharmaceuticals, from August 2005 until his retirement in January 2008. Previously, Mr. Hinkaty was the Chief Operating Officer of Del Laboratories, Inc. from January 2005 until August 2005. Prior to that, Mr. Hinkaty was Vice President of Del Laboratories, Inc., and President of its subsidiary, Del Pharmaceuticals, Inc., since 1985. Mr. Hinkaty served as a director of Del Laboratories, Inc. until December 2007.	2008

Name	Age	Business Experience and Other Directorships	Director Since
Robert L. McDowell(1)(2)(3)	67	Mr. McDowell served as the Chairman of the Board and Chief Executive Officer of Olan Mills, Inc., a portrait photography company, from January 2005 until his retirement in December 2007, and as its President and Chief Executive Officer from 1996 until December 2004. Before that, Mr. McDowell served as the Chairman and Chief Executive Officer of Eye Care Centers of America, Inc., a retail super-optical chain, from 1993 to 1996 and Senior Vice President of Sears, Roebuck and Co., from 1989 to 1993.	2007
Jennifer D. Stewart	37	Ms. Stewart has been a Managing Director of Berggruen Holdings Ltd. since August 2005. Before that, Ms. Stewart was a Managing Partner of The 180 Group, a private equity firm, from September 2001 to July 2005. From May 2004 to September 2004, Ms. Stewart also served as the Interim CEO of The Mexmil Company, an aviation interiors product and service provider.	2006
Alec Taylor	55	Mr. Taylor has been our Chief Executive Officer since October 2005 and the Chairman of our Board of Directors since October 2007. Before joining us, he was President and Chief Operating Officer of Chattem, Inc., a publicly traded manufacturer and marketer of health and beauty products, toiletries and dietary supplements, from 1998 to September 2005, and a director of Chattem from 1993 to 2005. Mr. Taylor was previously an attorney with Miller and Martin in Chattanooga, Tennessee, from 1978 to 1998. Mr. Taylor is a director of Constar International Inc.	2005
Alfred J. Verrecchia	66	Mr. Verrecchia is Chairman of the Board of Hasbro, Inc., a publicly traded, worldwide leader in children's and family leisure time entertainment products and services. From 2003 until his retirement in May 2008, Mr. Verrecchia was President and Chief Executive Officer of Hasbro. Prior to 2003 Mr. Verrecchia was Hasbro's President and Chief Operating Officer.	2009

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

(4)
Lead Independent Director

 PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Upon the recommendation of its Audit Committee, the Board of Directors has appointed the independent registered public accounting firm of KPMG LLP ("KPMG") as independent auditor to conduct the annual audit of our financial statements for the fiscal year ending January 2, 2010 and is seeking shareholder ratification of the appointment. KPMG is an internationally recognized independent registered public accounting firm that audited the Company's financial statements in fiscal 2008 and which the Audit Committee believes is well qualified to continue.

        Representatives of KPMG are expected to attend the Annual Meeting and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

        The aggregate fees billed for each of our last two fiscal years for professional services rendered by KPMG were as follows:

	2008	2007
Audit Fees	$1,447,768	$2,416,302
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Non-Audit Fees	—	—

Total Fees	$1,447,768	$2,416,302

        Audit Fees consist of fees for professional services rendered for the audit of our consolidated financial statements and, for fiscal 2008, of our internal control over financial reporting, for review of interim consolidated financial statements included in quarterly reports and for services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements. In addition, Audit Fees for fiscal 2007 include fees for professional services rendered in connection with our Form S-1 filing and related amendments associated with our October 2007 initial public offering.

        Our Audit Committee must pre-approve all audit, audit-related and non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor's independence. Certain types of services may not be performed by the independent auditor at all, as they are inconsistent with independence. Any such approval must be given by the Audit Committee, the Chairman of the Audit Committee or any member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.

        The standard applied by the Audit Committee in determining whether to approve any non-audit service is whether the services to be performed, the compensation to be paid for the services, and other related factors are consistent with the independent auditor's independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor's performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor's familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for non-audit services, would tend to reduce the independent auditor's ability to exercise independent judgment in performing the audit.

        All of the services rendered by KPMG since our initial public offering, when we became subject to this requirement, were pre-approved by the Audit Committee in accordance with this policy.

        Taking into consideration the fees and services described above, KPMG has informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of KPMG.

        Ratification of the appointment of KPMG by the shareholders is not required by law or by our Articles of Association. The Board of Directors is nevertheless submitting this non-binding resolution to the shareholders to ascertain their views. If this proposal is not approved at the Annual Meeting, the Audit Committee intends to reconsider its recommendation of KPMG as independent auditors. The Company may retain the firm for fiscal 2009 notwithstanding a negative shareholder vote.

        The Board of Directors recommends a vote FOR ratification of the appointment of KPMG.

 SHARES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table shows the amount of our ordinary shares beneficially owned as of the Record Date by (i) each person or group who is known by us to own beneficially more than 5% of our ordinary shares, (ii) each member of our Board of Directors, or nominee for director, and each of the executive officers named in the Summary Compensation Table in this proxy statement and (iii) all directors, nominees for director and executive officers as a group. The number of shares beneficially owned by each person or group includes shares that such person or group had the right to acquire on or within 60 days after the Record Date, including upon the exercise of a stock option or the vesting of restricted stock units. The percentage ownership of each person and group was calculated using as a denominator the total number of shares outstanding on the Record Date (22,122,900), plus the number of shares that such person or group had the right to acquire on or within 60 days after the Record Date. Unless otherwise noted, each person or entity has sole voting and investment power over the shares listed.

Name	Number of Shares Beneficially Owned(1)	Percent of Class
Principal Shareholders
Berggruen Holdings Ltd.(2) Berggruen Holdings North America Ltd. 1114 Avenue of the Americas New York, NY 10036	7,287,287	32.94%
FMR LLC(3) Edward C. Johnson 3rd 82 Devonshire Street Boston, MA 02109	1,603,539	7.25%
T. Rowe Price Associates, Inc.(4) T. Rowe Price New Horizons Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,272,400	5.75%
Directors and Management
Jared Bluestein(5)	7,290,620	32.95%
Zvi Eiref	13,333	*
Charles J. Hinkaty	—	—
Robert L. McDowell	10,376	*
Jennifer D. Stewart(5)	7,290,620	32.95%
Alec Taylor(6)	495,616	2.19%
Alfred J. Verrecchia	—	—
Steven Crellin	221,478	*
Anthony Di Paola	53,260	*
John H. Flynn, Jr.	284,188	1.28%
Jeffrey J. Giguere	23,079	*
All current directors and executive officers as a group (18 persons)	8,525,827	36.90%

*
Indicates less than 1%

(1)
This table is based upon information supplied by our officers and directors or on information filed with the Securities and Exchange Commission. The table includes the following shares issuable upon exercise of stock options on or within 60 days of the Record Date: Mr. Taylor (480,577, which number excludes all of Mr. Taylor's event-based options); each of Messrs. Bluestein, Eiref and McDowell and Ms. Stewart (3,333); Mr. Flynn (69,004); Mr. Crellin (219,641); Mr. Di Paola (53,260); Mr. Giguere (23,079); and all directors and executive officers as a group (983,637). No restricted stock units will vest on or within 60 days of the Record Date. Such officers and directors possess no voting or investment power with respect to shares issuable upon exercise of stock options or with respect to restricted stock units.

(2)
Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, reporting ownership as of December 31, 2007, which states that such shares are held by Berggruen Holdings North America Ltd., a direct, wholly-owned subsidiary of Berggruen Holdings Ltd. ("Holdings"), that all the shares of Holdings are owned by Tarragona Trust, 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands, and that Nicolas Berggruen, 9-11 Grosvenor Gardens, London, SW1W OBD, United Kingdom, is a director of Holdings, so that Tarragona Trust and Mr. Berggruen also have beneficial ownership of such shares.

(3)
Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009, reporting ownership as of December 31, 2008, which states that such shares are held by investment companies and other advisory accounts managed by subsidiaries of FMR LLC. According to the Schedule 13G, each of FMR LLC and Mr. Johnson, through their control of such investment companies and accounts, had sole dispositive power over all such shares and sole voting power over 705,783 of such shares.

(4)
Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2009, reporting ownership as of December 31, 2008. The Schedule 13G reported that T. Rowe Price Associates, Inc. had sole voting power over 72,400 shares and sole dispositive power over 1,272,400 shares, and that T. Rowe Price New Horizons Fund, Inc. had sole voting power over 1,200,000 shares, which shares are also included in the amounts reported for T. Rowe Price Associates, Inc., and dispositive power over no shares.

(5)
Includes 7,287,287 shares beneficially owned by Holdings, of which Mr. Bluestein and Ms. Stewart are officers.

(6)
Includes 39 shares held by Mr. Taylor's wife. Mr. Taylor disclaims beneficial ownership of such shares.

CORPORATE GOVERNANCE

Board of Directors Independence and Meetings

        The Board of Directors has determined that Messrs. Bluestein, Eiref, Hinkaty, McDowell and Verrecchia and Ms. Stewart are independent under the criteria established by NASDAQ. None of these directors, to the Company's knowledge, has any current business, financial, family or other type of relationship with us or our management other than as a director and shareholder, except as described in "Certain Relationships and Related Person Transactions" below. In February 2009, Mr. Hinkaty was appointed Lead Independent Director.

        The Board of Directors held ten meetings and took action by written consent three times during fiscal 2008. During this period, each director attended all of the meetings of the Board of Directors and of the committees of the Board of Directors on which such director served. Independent directors regularly meet in executive session in which only independent directors are present. All Board members are expected to attend the Annual Meeting of Shareholders, subject to special circumstances. All Board members then in office attended the 2008 Annual Meeting of Shareholders.

        The Board has standing Audit, Compensation and Nominating and Corporate Governance Committees.

Audit Committee

        The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the shareholders and others, our accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process. In undertaking these responsibilities, the Committee meets with management and with the independent auditor (including meeting privately, without management present) to discuss the financial statements, our financial reporting policies and procedures, and our internal control over financial reporting. The Committee reports on such matters to our Board. The Committee reviews the performance of the independent auditor in the annual financial statement audit and assesses the independence of the auditor. The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent auditor. The Committee operates under a written charter, which is available on our corporate website at www.fgxi.com.

        Our Audit Committee currently consists of Messrs. Eiref (Chair), Hinkaty and McDowell. Mr. Eiref is an audit committee financial expert, as defined by the Securities and Exchange Commission. The Audit Committee met nine times during fiscal 2008.

2008 Audit Committee Report

        The Committee reviewed and discussed the audited financial statements for fiscal 2008 with management and with KPMG, our independent auditor. In this process, the Committee met with KPMG, with and without management present, to discuss the results of their examinations, our critical accounting policies and the overall quality of our financial reporting, as well as our internal control over financial reporting.

        The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board ("PCAOB"). In addition, the Committee discussed with the independent auditors their independence from us and our management, including the matters in the letter and written disclosures from KPMG as required by the PCAOB regarding the independent auditor's communications with the Committee concerning independence. The Audit Committee also considered whether the independent auditors' provision of non-audit services is compatible with maintaining the independent auditors' independence.

        Based on the Committee's discussions with management and the independent auditors and the Committee's review of KPMG's report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for fiscal 2008 for filing with the Securities and Exchange Commission.

By the Audit Committee,
Zvi Eiref, Chair Charles J. Hinkaty Robert L. McDowell

Compensation Committee

        The Compensation Committee establishes our compensation philosophy and assists the Board in overseeing our compensation policies and practices. The Committee determines and approves the compensation of our executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees and administers those policies and programs. Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executives' performance against those goals and objectives at least annually, approving all grants of share options and other awards under our 2007 Incentive Compensation Plan and reviewing the form and amount of director compensation periodically. The Compensation Committee operates under a written charter, which is available on our corporate website at www.fgxi.com.

        The Compensation Committee currently consists of Messrs. McDowell (Chair), Eiref and Hinkaty. The Compensation Committee met eight times and took action by written consent once during fiscal 2008.

        The Compensation Committee meets early each year to establish the goals and targets applicable to the executives' annual incentive compensation for the coming year, as well as to determine the results for the year just ended. Other compensation decisions are made throughout the year, as circumstances warrant. The Committee may delegate to executive officers of the Company the power to make certain awards under the 2007 Incentive Compensation Plan other than to directors and executive officers, and all determinations under the Plan with respect thereto. For further information about the Compensation Committee's activities, see "Compensation Discussion and Analysis" below.

        To support its decision-making processes, the Compensation Committee has engaged a compensation consultant, Wilson Group, Inc. ("Wilson Group"), to advise the Committee on the structure and competitiveness of the Company's executive compensation programs, as well as the programs' consistency with the Company's executive compensation philosophy. The Compensation Committee asked Wilson Group to provide a competitive analysis of the total compensation for the executive officers of the Company, including the named executive officers, and to provide advice and recommendations on specific compensation decisions. The Committee has the sole authority to hire and fire all outside compensation consultants providing information and advice to the Committee. At the request of the Committee, management will make specific proposals to the Committee regarding compensation for executive officers.

        The Compensation Committee meets periodically to review the compensation for each of the named executive officers. In such instances, the CEO provides the Committee with a compensation recommendation for each named executive officer (other than himself) and works with the Committee on other compensation matters affecting the named executive officers. The recommendations are then considered by the Committee and may also be discussed in executive session with the other non-employee directors. With respect to the CEO, the independent directors meet in executive session under the direction of the Committee Chairman to conduct a performance review of the CEO based on his performance, contribution to the Company's performance and other growth and/or leadership accomplishments. Members of management, including the Chief Executive Officer and the Executive Vice President and General Counsel, participate in Compensation Committee meetings as requested by the Committee to present and discuss the material. The Compensation Committee's report for fiscal 2008 is furnished below.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and reviewing individuals qualified to serve as directors and recommending candidates for election to the Board and in developing and overseeing implementation of our corporate governance. The Committee currently consists of Messrs. Eiref (Chair), Hinkaty and McDowell. The Nominating and Corporate Governance Committee met four times during fiscal 2008. The Committee operates under a written charter, which is available on our corporate website at www.fgxi.com.

        The Nominating and Corporate Governance Committee will seek new nominees for election to the Board, when necessary, through a variety of channels, including the engagement of director search firms and less formal recommendations through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular Board nominee search. Such specifications will change from one search to another based on the Committee's determination of the needs of Board composition at the time a particular search is initiated. Messrs. Hinkaty and Verrecchia, who are standing for election by the shareholders for the first time, were identified as board candidates to the Nominating and Governance Committee by our Chief Executive Officer.

        The Nominating and Corporate Governance Committee will evaluate any candidate recommended for nomination as a director, whether proposed by a shareholder or identified through the Committee's own search processes, about whom it is provided appropriate information. In evaluating a candidate, the Committee must, at a minimum, determine that the candidate is capable of discharging his or her fiduciary duties to the shareholders of the Company. The Committee will determine whether the particular nomination would be consistent with our governance policies and criteria, including without limitation the following: the candidate's current level of, and on-going commitment to, education regarding the responsibilities of a member of a Board of Directors; whether the candidate has the time available to commit to responsibilities as a member of the Board; and the existence of any financial relationship with the Company other than that arising as an employee, as a Board member and/or as a shareholder.

        If a candidate is presented to the Nominating and Corporate Governance Committee at a time when it has established specifications for a particular Board search, the Committee will consider whether the candidate satisfies the established specifications. More generally, the Committee will consider a candidate's skills, character, leadership experience, business experience and judgment, and familiarity with relevant industry, national and international issues in light of the backgrounds, skills and characteristics of the current Board and the needs of the Company's business. Finally, the Committee must consider whether a nominee (in conjunction with the existing Board members) will assist the Company in meeting the requirements of applicable law, the rules of the Securities and Exchange Commission, the NASDAQ Global Market listing standards and the Internal Revenue Code regarding the independence, sophistication and skills of the members of the Board of Directors and the Audit, Compensation and Nominating and Corporate Governance Committees.

        In order to recommend a candidate for consideration by the Nominating and Corporate Governance Committee, a shareholder must provide the Committee with the candidate's name, background and relationship with the proposing shareholder, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Such information should be sent to the Nominating and Corporate Governance Committee of FGX International Holdings Limited, 500 George Washington Highway, Smithfield, Rhode Island 02917, Attn: Secretary. The Committee may require further information.

Compensation of Directors

        Non-employee directors receive (i) a base annual retainer of $25,000, (ii) a fee of $1,000 for attendance at each board meeting and (iii) a fee of $1,000 for attendance at each committee meeting of which they are members. The chair of the Audit Committee receives an additional annual retainer of $5,000, the chair of the Compensation Committee receives an additional annual retainer of $3,000, and the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $2,000. In fiscal 2008, in accordance with our non-employee director equity compensation practices, each non-employee director then serving received in May 2008 a grant of options to purchase 1,000 ordinary shares. In February 2009, after a review by the Company's independent compensation consultant, our non-employee director equity compensation practices were modified so that non-employee directors receive on the date of each Annual Meeting of Shareholders a grant of (i) options to purchase 1,250 ordinary shares and (ii) 1,250 restricted stock units. New directors continue to receive a grant of options to purchase 10,000 ordinary shares upon joining the Board. All options granted to non-employee directors have an exercise price equal to the closing market price of our ordinary shares on the grant date and a term of ten years and vest in three annual installments, provided the optionee is still a director on the respective vesting date. We reimburse non-employee directors for reasonable expenses incurred to attend meetings of the Board of Directors and committees. Directors who are our employees receive no compensation for their services as director.

2008 Non-Employee Director Compensation

        The following table shows the compensation paid to each of our non-employee directors with respect to fiscal 2008. Mr. Taylor, the Company's Chief Executive Officer, also served on the Company's Board during fiscal 2008. However, Mr. Taylor does not receive any compensation for his Board service beyond the compensation he receives as an executive officer of the Company. Mr. Verrecchia joined the Board of Directors in fiscal 2009 and did not receive any compensation as a director in fiscal 2008.

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)(2)(3)	Total($)
Jared Bluestein	35,000	13,073	48,073
Zvi Eiref	63,000	13,073	76,073
Charles J. Hinkaty	16,250	4,710	20,960
Robert L. McDowell	59,000	13,073	72,073
Jennifer D. Stewart	35,000	13,073	48,073
Alfred J. Verrecchia	—	—	—

(1)
The amounts shown are the amounts we recognized as compensation expense for financial statement reporting purposes relating to stock options held by the respective directors during fiscal 2008, determined in accordance with FAS 123(R) using the assumptions described in the "Incentive Stock Plan" footnote to our audited financial statements for fiscal 2008, provided that no forfeitures of awards have been assumed.

(2)
The grant date fair value of fiscal 2008 stock option awards computed in accordance with FAS 123(R) for each of Messrs. Bluestein, Eiref and McDowell and Ms. Stewart was $38,614 and for Mr. Hinkaty was $47,868.

(3)
As of the end of fiscal 2008 each of Messrs. Bluestein, Eiref and McDowell and Ms. Stewart held 11,000 outstanding option awards and Mr. Hinkaty held 10,000 outstanding option awards. Mr. Verrecchia did not become a director until February 2009.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis addresses the Company's executive compensation program generally, with particular focus on the executive officers whose compensation for fiscal 2008 is shown in the Summary Compensation Table that follows this discussion (the "named executive officers").

Pre-IPO Compensation Arrangements

        From 2003 until the Company's initial public offering in October 2007, the Company was controlled by its principal shareholder, Berggruen Holdings North American Ltd. ("BHNA"). Although the Company's Board of Directors during that period was responsible for the implementation and administration of all of the Company's benefit and compensation plans and programs, including administering the Company's equity and non-equity incentive plans and reviewing and approving all compensation decisions relating to executive officers, these plans and programs were subject to BHNA's approval. After Mr. Taylor joined the Company in October 2005, and through the Company's initial public offering in October 2007, he was primarily responsible for setting the compensation of the Company's executive officers, consistent with the Company's compensation philosophy and subject to the terms of existing employment agreements and BHNA's approval. Following the initial public offering, the Compensation Committee of the Company's Board of Directors has taken responsibility for implementing and administering all aspects of the Company's benefit and compensation plans and programs in accordance with its charter.

        A portion of the fiscal 2008 compensation of the named executive officers was fixed before the initial public offering. Each of the named executive officers had previously entered into an employment agreement, the principal terms of which are described below under "Executive Compensation—Executive Employment Agreements." At the time of the Company's acquisition by BHNA, Mr. Flynn, the Company's President, had a long-term employment agreement. The current employment agreement between the Company and Mr. Flynn was based on that prior agreement. The terms of Mr. Taylor's and Mr. Crellin's later employment agreements were negotiated by BHNA based on prevailing market conditions and available data on the compensation of executives in similar positions with comparable companies (e.g., Chattem, Inc., Mr. Taylor's prior employer, and Oakley, Inc., one of our competitors in the specialty retail channel). Mr. Taylor's and Mr. Crellin's aggregate compensation terms were set in approximately the middle of the range of the comparable compensation levels. The final compensation terms were negotiated by a representative of BHNA with each of Messrs. Taylor and Crellin. The terms of Mr. Giguere's April 2007 employment agreement and Mr. Di Paola's July 2007 employment agreement were negotiated by Mr. Taylor based on prevailing market conditions and available data on the compensation of executives in similar positions with such comparable companies, subject to BHNA's approval. Consequently, the base salaries of the named executive officers at the beginning of fiscal 2008, and the equity compensation awarded prior to October 2007 to Messrs. Taylor, Flynn and Crellin, were fixed before the Company's initial public offering, and the Company's current Board of Directors and its Compensation Committee had no involvement with those aspects of their compensation. Those employment agreements will continue to affect those named executive officers' compensation in coming years.

Executive Compensation Philosophy and Objectives

        The primary goal of the FGX executive compensation program is to attract, motivate, retain and reward talented leaders who create long-term value for our shareholders. This goal influences the compensation elements our Compensation Committee uses and the Committee's compensation decisions. Our executive compensation program rewards sustained financial and operating performance and leadership excellence, aligns the executives' long-term interests with those of our shareholders and motivates executives to remain with the company for long and productive careers.

        The key considerations affecting the determination of compensation by the Compensation Committee for the named executive officers are:

  •
  Risk.  The Compensation Committee seeks to provide an appropriate mix of compensation elements and strives to find a balance between current versus long-term compensation and cash versus equity compensation. Cash payments primarily reward short- to mid-term performance, and equity compensation awards encourage our named executive officers to continue to deliver results over a longer period of time and serve as a retention tool. The Compensation Committee believes that a significant portion of a named executive officer's compensation should be at risk by being tied to Company operating performance. The primary responsibility of the Company's executive management team is to drive the performance of the Company and create value for the Company's shareholders. If the Company fails to achieve its financial goals, and/or if the Company's share price does not rise, a significant portion of an executive's total compensation package should not be realized.

  •
  Discretion and Judgment.  Except with respect to annual cash incentive awards, which depend on achieving a specific quantitative performance objective, the Compensation Committee does not utilize rigid formulas in determining the amount and mix of a named executive officer's compensation. In making compensation decisions, the Compensation Committee uses discretion and judgment to evaluate a broad range of both quantitative and qualitative factors, including performance in the context of the economic environment relative to other similarly situated companies, a track record of integrity and good judgment, the vision and ability to create further growth and the ability to lead others.

  •
  Significance of Company Results.  The Compensation Committee primarily evaluates the named executives' contributions to the Company's overall performance rather than focusing only on their individual business or function. The Committee believes that the named executive officers share the responsibility to support the goals and performance of the Company, as key members of the Company's leadership team. This philosophy fosters an environment of teamwork and maximizing Company performance as a whole, as opposed to an environment of individual achievement. Although this compensation philosophy influences all of the Compensation Committee's decisions, it is particularly applicable to annual cash incentive awards and equity compensation awards.

Benchmarking of Competitive Compensation Practices

        In the fourth quarter of 2008, the Compensation Committee determined that a benchmarking of the Company's executive compensation practices against competitive market data was necessary in order to assist the Committee's review of the then-current executive compensation practices against the Company's compensation objectives.

        In December 2008, the Committee's compensation consultant, Wilson Group, provided benchmarking data from four regional and national surveys of the compensation practices of non-durable goods companies and other companies with annual revenues substantially similar to that of the Company. Wilson Group also identified a peer group ("Peer Group") consisting of 11 similarly situated, publicly traded companies with 2007 revenues between approximately $110 million and $650 million and market capitalizations between approximately $17 million and $1.4 billion. (Our 2008 revenues were $256.1 million and our market capitalization ranged from $166.6 million to $297.0 million during fiscal 2008.) The companies in the Peer Group also have brand management focus and distribution channels similar to ours. There is a strong likelihood that a named executive officer's skills will be transferable among these companies so we would expect to compete with these companies for executive officer talent. Wilson Group collected from Securities and Exchange Commission filings compensation data regarding senior executives at the Peer Group companies, which was then averaged to create Peer Group compensation data for the position of each of our named executive officers. The members of the Peer Group are:

A. T. Cross Company	Parlux Fragrances, Inc.	Volcom, Inc.
Chattem, Inc.	Physicians Formula Holdings, Inc.	WD-40 Company
Helen of Troy Limited	Prestige Brands Holdings, Inc.	Zumiez Inc.
Inter Parfums, Inc.	Tandy Brands Accessories, Inc.

        Wilson Group then compiled composite data using both the survey data and the Peer Group data. For competitive benchmarking purposes, the positions of the Company's named executive officers were compared to their counterpart positions in the Wilson Group composite data, and the compensation levels for comparable positions in the Wilson Group composite data were examined for guidance in determining base salaries, annual cash incentive awards, equity compensation, total cash compensation and total compensation. Since the benchmarking activity was done late in calendar year 2008, the Compensation Committee will likely continue to utilize the Wilson Group benchmarking data as the basis for named executive officer compensation decisions in 2009.

Analysis of Elements of Executive Compensation

  Base Salary

        Our objective for the base salary component of executive compensation is approximately the median of the marketplace where the Company compares itself to others and competes for talent. Individuals with unique critical talent may be compensated above market median (i.e., up to approximately the 75th percentile of the market). Although we do not limit our base salaries solely to predetermined percentiles of benchmarking data, we believe that utilizing base salaries in the range of the 50th to 75th percentile allows us to compete for and retain the executives we need to operate our business successfully. We further believe that the salary level should reflect the scope of responsibilities of the executive relative to others within the Company. Salary increases are based on a combination of individual performance, internal equity of pay, and the skills and competencies demonstrated by the executive.

        The employment agreements of the named executive officers establish a base salary, which may be increased after the first year by the Board of Directors or a committee of the Board. The employment agreements with Messrs. Flynn and Crellin formerly provided for minimum annual increases in base salary. In February 2008, we amended those employment agreements to delete the provisions requiring minimum annual salary increases. None of the employment agreements of the named executive officers now require a minimum annual base salary increase. Base salaries for the named executive officers are reviewed annually by the Compensation Committee to ensure that the proper amount of compensation is being paid to the named executive officers commensurate with the services they perform for us.

        Mr. Taylor's annual base salary was increased in December 2008 by our Compensation Committee, effective as of October 19, 2008, the anniversary of the commencement of Mr. Taylor's employment, by approximately 4% to $535,000. The Compensation Committee considered the December 2008 survey and Peer Group benchmarking data provided by Wilson Group in determining Mr. Taylor's base salary increase. The Compensation Committee determined that Mr. Taylor's base salary should be increased in order to recognize the Company's year-to-date financial performance under Mr. Taylor's management and to further ensure his retention with the Company. The Compensation Committee approved in July 2008 increases in base salary of 4% for the named executive officers other than Mr. Taylor, which increases were approximately equivalent to the average salary increase for the

Company's United States-based employees. The increases in base salary were in recognition of the successful year-to-date financial performance of the Company. The increases were uniform among the named executive officers in keeping with the Company's stated objective that the executives should share the responsibility of supporting the goals and performance of the Company, and should likewise share in the rewards that come with successful Company performance. In connection with Mr. Crellin's assuming the additional duties of President of Dioptics Medical Products, Inc., the Compensation Committee determined that the additional responsibilities assigned to Mr. Crellin warranted an increase in Mr. Crellin's annual base salary by approximately 10% to $385,000, effective as of January 1, 2009. The Compensation Committee considered the survey and Peer Group data and analysis provided by Wilson Group in connection with their fourth quarter 2008 review of the Company's executive compensation practices and determined that the base salaries of the named executive officers other than Messrs. Taylor and Crellin met the Company's compensation objectives and did not require adjustment at that time.

        The base salaries paid to the named executive officers for fiscal 2008 are shown in the 2008 Summary Compensation Table below.

  Annual Cash Incentive Awards

        The Company offers an annual cash incentive award as part of executive compensation to place a portion of compensation at risk in order to incent the executive to achieve a specific Company financial performance goal. Our objective for the annual cash incentive awards is that the target cash payout should reflect the level of influence and impact that we expect an executive to have on the Company and its desired financial results. Further, if key performance goals are achieved, the annual cash incentive award payout should achieve a market competitive position (i.e., approximately the 50th percentile of the market); if the performance goal is exceeded, the payout should reflect a commensurate level of market competitiveness (i.e., approximately the 75th percentile of the market). Although we do not limit our annual cash incentive awards solely to a predetermined percentile of benchmarking data, we believe that it is essential for us to offer payout levels under our annual cash incentive program in the approximate range of the 50th to 75th percentile because the companies with which we compete for executive talent offer similar annual cash incentives. Currently, in accordance with our stated objective that the named executive officers share in the rewards that come with successful Company performance, the incentive awards for key executives are based on a common corporate performance goal as we believe that this philosophy focuses all of our executives on overall business results and ties their goals and interests to those of the Company and its shareholders.

        Mr. Taylor is eligible under his employment agreement to receive a bonus of 50% of his base salary if the Company meets or exceeds the annual performance goals set by the Compensation Committee. He is also eligible to receive, in the discretion of the Compensation Committee, an additional bonus of up to 50% of his base salary if the Company exceeds those goals. In fiscal 2008, each of Messrs. Flynn, Crellin, Di Paola and Giguere were eligible to receive a target annual cash bonus in an amount equal to 50% of the base salary paid to him in fiscal 2008. Actual fiscal 2008 cash bonuses were payable based upon our achievement of a specific quantifiable earnings per share ("EPS") performance target set by the Compensation Committee in our 2008 Cash Bonus Plan. For fiscal 2008, the EPS target was $0.78. We selected EPS as a measure of performance because it is a key metric in measuring public company financial performance and is closely aligned with the interests of our shareholders. Achievement of the EPS target would have produced a bonus payout equal to 50% of the named executive officer's base salary, while achievement of between 95% and 110% of the EPS target would produce a commensurate reduction or increase in the bonus payouts. No bonus payout could be made for achievement of EPS below 95% of the EPS target and the bonus payout was capped at achievement of 110% of the EPS target. Our Compensation Committee believes that the use of an EPS performance criterion adequately reflects the quantitative performance of both the executive officers and the Company as a whole. Although the 2008 Cash Bonus Plan allowed for the exclusion from the EPS calculation of certain extraordinary matters that our Compensation Committee believed to be non-recurring in nature, for fiscal 2008 no non-recurring adjustments were made. Because the Company's EPS ($0.79) exceeded the EPS target for fiscal 2008, each named executive officer, and all other employees participating in the 2008 Cash Bonus Plan, received approximately 101% of their target bonuses. The attainment of the 2008 Cash Bonus Plan EPS target and calculation of the excess amount were reviewed and approved by the Compensation Committee after the end of fiscal 2008.

        The annual cash incentive award paid to each named executive officer for fiscal 2008 is shown in the 2008 Summary Compensation Table below.

  Equity Compensation

        Our objective for equity compensation is to motivate executives to make decisions that focus on the long-term growth of the Company and thereby increase shareholder value and to attract and retain an appropriate caliber of talent. We also recognize that long-term equity incentives are almost universally provided at other public companies with which we compete for talent. The level of an executive's equity awards should be based on the degree to which a particular position is able to impact the long-term market value of the Company. In addition, the type of equity ownership should be meaningful, tax effective and consistent with the executive's role. The amount of equity awards should also be consistent with desirable market practices and shareholder interests.

        During the consideration of the December 2008 equity awards, our Compensation Committee, with the assistance of Wilson Group, undertook an examination of the Company's equity compensation vehicles. Wilson Group explored the various types of equity awards available to the Company and advised the Compensation Committee that similarly situated companies were utilizing restricted stock units ("RSUs"), in addition to stock options, in their equity compensation programs. Wilson Group advised the Committee that using RSUs would decrease share utilization under the 2007 Incentive Compensation Plan, and the associated stock compensation expense associated with equity compensation awards, relative to stock options. We believe that providing combined grants of stock options and RSUs effectively focuses the named executives on delivering long-term value to our shareholders. Options only have value to the extent the price of our stock on the exercise date exceeds the price on the grant date, thereby incentivizing performance. RSUs have a strong retentive effect because they require the executive to be employed on the date the RSUs vest and they retain potential value even if our share price declines. Except as otherwise determined by the Compensation Committee, unvested stock options and RSUs are forfeited if the executive's employment terminates.

        The named executive officers and other executives and key employees are eligible to receive long-term equity incentive awards under the Company's 2007 Incentive Compensation Plan. In January 2008, the Compensation Committee granted non-qualified stock options to Messrs. Flynn and Crellin, along with additional key employees of the Company other than the named executive officers. In making a decision to award additional equity grants to Messrs. Flynn and Crellin, the Compensation Committee analyzed the level of equity awards that each executive previously had been granted and decided to award each of them with additional equity awards. In making this decision, the Compensation Committee recognized that Messrs. Flynn and Crellin were significant contributors to the success of the Company and their retention was of primary importance.

        In December 2008, our Compensation Committee made additional equity incentive awards to our named executive officers. These awards were intended to initiate a regular annual process of considering equity incentive awards to our executive officers, including the named executive officers, and other key employees, which is a common practice at other public companies with whom we compete for executive talent. The awards made in December 2008 consist of both stock options and RSUs. In determining the number of options and RSUs awarded to each named executive officer, upon the advice of Wilson Group, the Compensation Committee separated the named executive officers by tiers and utilized for each tier an overall equity grant "threshold" value (50% of target), "target" value (100% of target), and "exceptional" value (150% of target). Mr. Taylor was assigned to Tier I ("target" value = 100% of annual base salary), Mr. Flynn was assigned to Tier II ("target" value = 75% of annual base salary) and the remaining named executive officers were assigned to Tier III ("target" value = 50% of average annual base salary of the six executive officers of the Company assigned to that tier, including Messrs. Di Paola, Crellin and Giguere). These "threshold", "target" and "exceptional" values for each named executive officers were then divided between stock options (50%) and RSUs (50%) and converted into a suggested number of stock options and RSUs. A per share Black-Scholes valuation was used to convert the three value levels of stock options into a suggested number of stock options and the approximate per share fair market value of the Company's ordinary shares was used to convert the three value levels into a suggested number of RSUs. The Compensation Committee considered the amount of equity compensation already granted to each named executive officer and awarded stock options and RSUs to each of the named executive officers at approximately their respective "exceptional" values. The Compensation Committee chose such award levels in order to promote executive retention and to further incentivize the executives to deliver long term value to our shareholders.

        The equity awards made to the named executive officers for fiscal 2008 and the outstanding stock options held by the named executive officers are shown in the tables below. The Company does not believe that the compensation expense amounts for stock option grants and RSUs reflected in the Summary Compensation Table are necessarily a measure of the value actually received or that may be received by the named executive officers. The Company's executives are motivated by the potential appreciation in the Company's stock price above the exercise price for stock options and the grant date intrinsic value for RSUs.

  Deferred Compensation Plan

        Effective as of January 1, 2007, the Company adopted a deferred compensation plan ("Deferred Compensation Plan"), contributions to which are not tax-qualified. The purpose of the Deferred Compensation Plan is to permit key employees whose annual salary equals or exceeds $100,000, including the named executive officers, to elect to defer all or a portion of their base salary to be received from us until the earliest of the following to occur: (a) the termination of his or her employment with us, (b) his or her death, (c) his or her disability or (d) the date of a change in control in the Company's ownership or management (as defined in the Deferred Compensation Plan). The Company makes a matching contribution of 25% of the first 6% of an employee's enrollment-date base salary. In addition to the elective deferrals described above, the Company may make a discretionary employer contribution to participants. Any such contribution would be determined by the Compensation Committee in its discretion and would be subject to a six-year graduated vesting schedule. The individual amounts contributed for each participant on a discretionary basis, if any, may vary from participant to participant, and from year to year. All elective deferrals, matching contributions and discretionary employer contributions are invested in variable life insurance policies, which policies have investment sub-accounts. Participants may select from a variety of mutual fund investment alternatives for their investment sub-accounts. Overall investment return for participants is dependent upon the performance of each participant's selected investment alternatives. Under the terms of the Deferred Compensation Plan, the Company will be required to pay out amounts to a participant based upon the investment alternatives selected by the participant. All amounts contributed to the Deferred Compensation Plan, including the participant elective deferrals and the discretionary employer contributions, are placed in a grantor rabbi trust and, thus, all such amounts remain subject to the claims of our creditors in the event the Company becomes bankrupt or insolvent. The Deferred Compensation Plan was amended in December 2008 to comply with the deferred compensation regulations issued under Internal Revenue Code Section 409A.

        The Company did not make any discretionary employer contributions for the accounts of the named executive officers for fiscal 2008. Employee contributions by the named executive officers and Company matching contributions are quantified in the Non-Qualified Deferred Compensation Plan Transactions table below.

  Single Employer Welfare Benefit Plan

        Effective as of January 1, 2007, the Company adopted a single employer welfare benefit plan (the "SEWBP"). The purpose of the SEWBP was to provide death benefits to the beneficiaries of key employees whose annual salary equals or exceeds $100,000, including the named executive officers (for each of whom this benefit was provided in accordance with his employment agreement), by obtaining and maintaining life insurance policies on the key employees' lives. The participants were required to pay a portion of the premiums, on an annual basis, on their life insurance policies maintained on their behalf, and the Company paid the difference. Upon the participant's death, his or her beneficiary will receive the death benefit (unless he or she is permitted to purchase survivorship or second-to-die insurance, and if so, then when the surviving spouse dies, his or her beneficiary will receive the death benefit). The Company terminated the SEWBP effective as of December 31, 2008, resulting in no Company matching contributions for the account of the named executive officers for fiscal 2008. Upon termination, the participating named executive officer had the opportunity to maintain the underlying life insurance policy at his cost.

  Other Benefits

        The Company provides each named executive officer with certain other benefits, including without limitation, an automobile allowance and life insurance. The Company has determined that these benefits are typically provided to senior executives of similar consumer products companies and, accordingly, we believe they are necessary to attract and retain executive talent. These benefits are described beneath the 2008 Summary Compensation Table below.

Change in Control and Severance Payments

        The Company believes that severance protections, particularly in the context of a change in control, are consistent with competitive practices. The Company believes these provisions are important motivational and retention tools because, in a time of company growth and opportunity, increased consolidation in our industry, and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause or in connection with a change in control of the Company. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time longer. In addition, the agreements benefit the Company by enabling executives to remain focused on the Company's business in uncertain times without the distraction of potential job loss. Accordingly, the named executive officers' employment agreements provide for payments of severance compensation and acceleration of vesting of equity awards upon termination of employment in certain circumstances or in the event of a change in control of the Company.

        The severance provisions contained in the employment agreements for our named executive officers vary from executive to executive and were determined in connection with the negotiation of each executive's employment agreement. The details of the arrangements with the current named executive officers are described below under "Potential Payments upon Termination of Employment or Change in Control." The Compensation Committee will evaluate the level of severance benefits to provide a new executive officer on a case-by-case basis.

Tax and Accounting Treatment

        Before determining the compensation package, or an award of stock options or other compensation, for a named executive officer, our Compensation Committee takes into account the impact of the accounting and tax treatments of the compensation package or award. Section 162(m) of the Internal Revenue Code may prohibit us from taking a tax deduction for certain compensation paid in excess of $1,000,000 to our CEO and other most highly compensated employees. However, qualifying performance-based compensation is exempt from the deduction limit provided certain requirements are met. In addition, we are presently in a post-IPO transition period during which awards pursuant to our 2007 Incentive Compensation Plan are exempt. As and to the extent the Company becomes subject to Section 162(m) in the future, the Compensation Committee expects to qualify our compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals and objectives.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,
Robert L. McDowell, Chair Zvi Eiref Charles J. Hinkaty

2008 Summary Compensation Table

        The following table sets forth the compensation paid or accrued during fiscal years 2006, 2007 and 2008 for our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during fiscal 2008.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Alec Taylor	2008	528,750	—		7,815	249,062	267,053	60,708	1,113,388
Chief Executive Officer	2007	481,923	—		—	450,227	288,122	19,977	1,240,249
	2006	454,519	—		—	1,058,480	259,208	60,315	1,832,522

John H. Flynn, Jr.	2008	415,892	—		4,685	124,289	210,052	19,457	774,375
President	2007	395,693	—		—	—	233,405	18,699	647,797
	2006	380,244	—		—	2,362	213,123	15,163	610,892

Anthony Di Paola(6)	2008	296,181	—		1,876	326,743	149,591	13,038	787,429
Executive Vice President, Chief	2007	120,577	125,000	(6)	—	53,438	75,631	5,932	380,578
Financial Officer and Treasurer

Steven Crellin	2008	350,304	—		1,876	128,165	176,926	18,385	675,656
Executive Vice President, Sales;	2007	325,559	—		—	153,437	192,881	18,467	690,344
President, Dioptics Medical	2006	305,608	—		—	435,757	172,806	15,150	929,321
Products, Inc.

Jeffrey J. Giguere(7)	2008	244,220	—		1,876	142,886	123,347	15,526	527,855
Executive Vice President,	2007	164,904	—		—	25,362	85,525	9,300	285,091
General Counsel and Secretary

(1)
See discussion of "Executive Employment Agreements" below.

(2)
The amounts shown for fiscal 2008 are amounts we recognized as compensation expense for financial statement reporting purposes relating to restricted stock units granted on December 3, 2008 and held by the respective officers during that year, determined in accordance with SFAS 123(R). The assumptions used to value restricted stock units are described in the "Incentive Stock Plan" footnote to our audited financial statements for the fiscal year, provided that the amounts shown above exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
The amounts shown for fiscal 2008, fiscal 2007 and fiscal 2006 are amounts we recognized as compensation expense for financial statement reporting purposes relating to options held by the respective officers during the respective year, determined in accordance with SFAS 123(R). The assumptions used to value stock options are described in the "Incentive Stock Plan" footnote to our audited financial statements for the respective fiscal year, provided that the amounts shown above exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)
The amounts shown in this column for fiscal 2008 and fiscal 2007 are payments under our cash bonus plans for the year in question. The amounts for fiscal 2008 were determined as described under "Annual Cash Incentive Awards" in the Compensation Discussion & Analysis above. The amounts shown for 2006 were paid pursuant to employment agreements with our named executive officers based on our achieving certain performance targets based upon EBITDA in that fiscal year.

(5)
The amounts shown in this column for fiscal 2008 are detailed in the "All Other Compensation" table below.

(6)
Mr. Di Paola commenced employment in July 2007. Under the terms of his employment agreement, he received in February 2008 a one-time cash bonus of $125,000 to compensate him for forgone compensation from his previous employer.

(7)
Mr. Giguere commenced employment in April 2007.

All Other Compensation

        The amounts shown in the "All Other Compensation" column above for fiscal 2008 include the following:

Name	Automobile Allowance($)	Matching Company Contributions Under 401(k) Plan and Deferred Compensation Plan($)	Insurance Premiums($)(1)	Relocation($)(2)
Alec Taylor	12,081	7,773	1,424	39,430
John H. Flynn, Jr.	11,619	6,414	1,424	—
Anthony Di Paola	11,619	—	1,419	—
Steven Crellin	11,619	5,342	1,424	—
Jeffrey J. Giguere	11,619	2,568	1,339	—

(1)
Represents life, accidental death and dismemberment and long-term disability insurance premiums paid by us for the executive's benefit.

(2)
Represents amounts paid for Mr. Taylor's relocation to Rhode Island, including a tax gross-up of $4,997.

Grants of Plan-Based Awards for 2008

        The following table sets forth grants of plan-based awards granted with respect to fiscal 2008 to our named executive officers.

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)
	Grant Date
Name		Threshold	Target	Maximum
Alec Taylor	12/3/08	—	—	—	—	80,000	10.72	313,296
	12/3/08	—	—	—	25,000	—	—	268,000
		251,156	264,375	290,813

John H. Flynn, Jr.	1/30/08	—	—	—	—	100,000	10.54	384,000
	12/3/08	—	—	—	—	50,000	10.72	195,810
	12/3/08	—	—	—	15,000	—	—	160,800
		197,549	207,946	228,741

Anthony Di Paola	12/3/08	—	—	—	—	20,000	10.72	78,324
	12/3/08	—	—	—	6,000	—	—	64,320
		140,686	148,091	162,900

Steven Crellin	1/30/08	—	—	—	—	75,000	10.54	288,000
	12/3/08	—	—	—	—	20,000	10.72	78,324
	12/3/08	—	—	—	6,000	—	—	64,320
		166,394	175,152	192,667

Jeffrey J. Giguere	12/3/08	—	—	—	—	20,000	10.72	78,324
	12/3/08	—	—	—	6,000	—	—	64,320
		116,005	122,110	134,321

(1)
These awards were made under the 2008 Cash Bonus Plan and are further described in the "Annual Cash Incentive Awards" section of the Compensation Discussion and Analysis above. The threshold, target and maximum values were calculated by multiplying 95%, 100% and 110%, respectively, by the executive's bonus target (50%), and multiplying the resulting percentage by the amount of base salary paid to the executive during fiscal 2008. The actual amounts paid to each executive for fiscal 2008 are disclosed in the "Non-Equity Incentive Plan Compensation" column in the 2008 Summary Compensation Table above.

(2)
These RSUs were granted under the 2007 Incentive Compensation Plan. The vesting schedules for the RSU grants are disclosed in the footnotes to the Outstanding Equity Awards at Year-End 2008 table that follows.

(3)
These non-qualified stock options were granted under the 2007 Incentive Compensation Plan. The vesting schedules for the option grants are disclosed in the Outstanding Equity Awards at Year-End 2008 table that follows.

Outstanding Equity Awards at Year-End 2008

        The following table provides information for equity awards held by our named executive officers as of the end of fiscal 2008.

	Option Awards							Stock Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
										Market Value of Shares or Units of Stock That Have Not Vested ($)
								Number of Shares or Units of Stock That Have Not Vested (#)
	Number of Securities Underlying Unexercised Options(#)
						Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Alec Taylor	480,577	—		—		10.11	12/15/15
	—	—		320,385	(1)	10.11	12/15/15
	—	80,000	(2)	—		10.72	12/3/18
								25,000	(5)	333,750

John H. Flynn, Jr.	35,671	—		—		0.38	9/29/14
	—	100,000	(3)	—		10.54	1/30/18
	—	50,000	(2)	—		10.72	12/3/18
								15,000	(5)	200,250

Anthony Di Paola	53,260	106,522	(4)	—		16.00	10/24/17
	—	20,000	(2)	—		10.72	12/3/18
								6,000	(5)	80,100

Steven Crellin	52,936	—		—		6.14	10/2/14
	141,705	—		—		8.63	12/15/15
	—	75,000	(3)	—		10.54	1/30/18
	—	20,000	(2)	—		10.72	12/3/18
								6,000	(5)	80,100

Jeffrey J. Giguere	23,079	46,160	(4)	—		16.00	10/24/17
	—	20,000	(2)	—		10.72	12/3/18
								6,000	(5)	80,100

(1)
Pursuant to Mr. Taylor's employment agreement, 160,192 of these event-based options will become exercisable upon our having a market capitalization for 30 consecutive trading days equal to or greater than $1.0 billion, and the remaining 160,193 of these event-based options will become exercisable upon our having a market capitalization for 30 consecutive trading days equal to or greater than $1.5 billion.

(2)
These options will vest in three equal installments on each of December 3, 2009, 2010 and 2011.

(3)
One third of these options vested on January 30, 2009 and the remainder will vest in two equal installments on each of January 30, 2010 and 2011.

(4)
One half of these options will vest on each of October 24, 2009 and 2010.

(5)
These RSUs will vest in three equal installments on each of December 3, 2009, 2010 and 2011.

        All unvested options and RSUs granted under the 2007 Incentive Compensation Plan vest in full upon a Change in Control of the Company, as defined in the 2007 Incentive Compensation Plan. If we pay dividends on our ordinary shares during the vesting period of an RSU, the holder would receive dividend equivalent payments.

Non-Qualified Deferred Compensation Plan Transactions in 2008

        The following table sets forth contributions by the named executive officers and us to our Deferred Compensation Plan, as well as earnings on the officers' contributions, for fiscal 2008.

Name	Executive Contributions in Last Fiscal Year($)(1)	Matching Company Contributions in Last Fiscal Year($)(2)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)(3)
Alec Taylor	53,564	7,773	(34,664)	—	71,531
John H. Flynn, Jr.	28,192	3,673	(18,290)	—	38,185
Anthony Di Paola	—	—	—	—	—
Steven Crellin	—	—	—	—	—
Jeffrey J. Giguere	—	—	—	—	—

(1)
The amounts reported in this column are included for fiscal 2008 in the "Salary" column of the 2008 Summary Compensation Table.

(2)
The amounts reported in this column are reported for fiscal 2008 in the "All Other Compensation" column of the 2008 Summary Compensation Table.

(3)
None of the amounts reported in this column were previously reported in Summary Compensation Tables for fiscal years before 2007.

        A description of the Deferred Compensation Plan is contained in "Compensation Discussion and Analysis—Analysis of Elements of Executive Compensation—Deferred Compensation Plan" in this Proxy Statement.

Executive Employment Agreements

        We have an employment agreement with each of our current named executive officers that sets forth the principal terms of the executive's employment arrangements, including among other things, the executive's salary, eligibility for incentive cash bonuses and benefits. Under his employment agreement, each named executive officer is entitled to receive a minimum base salary payable on commencement of employment that is subject to increase by the Compensation Committee in its discretion. The employment agreements with Messrs. Flynn and Crellin provided for minimum annual increases in base salary in fiscal 2007. In February 2008, we amended those employment agreements to delete the provisions requiring minimum annual salary increases. All named executive officers who have been with us for more than one year have received salary increases. In addition, each named executive officer is eligible to receive an annual cash incentive bonus as determined by our Compensation Committee in its discretion. As discussed in "Potential Payments upon Termination of Employment or Change-in-Control" below, each named executive officer also may receive certain compensation and benefits under his agreement when his employment terminates or in connection with a change in control of the Company. All agreements continue until terminated by either party, except for Messrs. Taylor's and Crellin's agreements, which renew automatically for successive one-year terms unless the executives or the Company elect not to renew them.

        These employment agreements also provide for certain other benefits. Each named executive officer is entitled to receive life insurance up to a maximum amount of twice his base salary and an aggregate maximum benefit of $400,000. Each executive is entitled to a monthly automobile allowance, which is set either contractually or by the Company. In fiscal 2008, each executive received a monthly automobile allowance ranging between $950 and $1,000. Each named executive officer except Mr. Flynn is entitled to recover attorneys' fees from us if he prevails in a legal action to enforce provisions of his employment agreement.

        Mr. Taylor's employment agreement sets forth the vesting terms for the stock options he was granted upon commencement of his employment, as described in the Outstanding Equity Awards at Year-End 2008 table above.

Potential Payments upon Termination of Employment or Change-in-Control

        The executive employment agreements described above entitle our named executive officers to certain compensation and benefits in the following circumstances: termination of an executive's employment by the Company without "cause" or a termination by the executive for "good reason," and termination by the Company following a change in control.

        "Cause" for termination of an executive's employment by the Company is defined differently in the respective agreements but generally includes any of (a) the executive's conviction for a crime involving fraud or moral turpitude; (b) the executive's deliberate dishonesty or willful misconduct with respect to the Company or its subsidiaries or affiliates; or (c) the executive's refusal to follow the Chief Executive Officer's reasonable and lawful written instructions with respect to the services to be rendered and the manner of rendering such services by the executive, or similar circumstances.

        Termination of employment by the executive officer for "good reason" may occur in different circumstances under the respective agreements but generally may result from any of (a) the Company materially reducing or materially adversely changing the executive's authority, duties, responsibilities or reporting structure; (b) the Company materially reducing the executive's base salary or otherwise materially breaching the agreement; or (c) a relocation of the Company's principal executive offices to a location more than 50 miles from their current location, or the Company's requiring the executive to be based anywhere other than the Company's principal executive offices, or similar circumstances. Any proposed termination of employment by the executive is presumed to be other than for good reason unless (x) the executive first provides written notice to the Company within ninety (90) days following the initial existence of the purported good reason condition, (y) the Company has been provided a period of thirty (30) days after receipt of the executive's notice during which to cure, rescind or otherwise remedy the actions, events or circumstances described in such notice, and (z) the executive's termination of employment occurs within two years following the initial existence of the purported good reason condition. The definition of "good reason" in the executive employment agreements was amended in December 2008 to comply with the deferred compensation regulations issued under Internal Revenue Code Section 409A.

        A "change in control" of the Company generally is defined for purposes of these employment agreements as (a) a "takeover transaction" (see definition below); (b) the election of directors of the Company (whether by the directors then in office or by the shareholders at a meeting or by written consent), after which a majority of the directors in office are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election; or (c) the Company's effectuating a complete liquidation of the Company or a sale or disposition of all or substantially all of its assets. A "change in control" shall not be deemed to include the recapitalization of the Company or any transactions related thereto, consummated on or before the employment agreement's effective date. A "takeover transaction" means (a) a merger or consolidation of the Company with, or an acquisition of the Company or all or substantially all of its assets by, any other corporation, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of the Company immediately before such transaction continue to constitute a majority of the Board of Directors of the surviving corporation (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors of the holding company) for a period of not less than 12 months following the closing of such transaction, or (b) when any person or group becomes after the date hereof the "beneficial owner" of securities of the Company representing more than 50% of the total number of votes that may be cast for the election of directors of the Company, as applicable, excluding (i) certain types of institutional investor that acquire shares without the purpose or effect of changing or influencing control of the Company and (ii) any person (including any such group) that consists of or is controlled by any person that was a shareholder of the Company on the employment agreement's effective date or any affiliate of such person.

  Termination by the Company without Cause or Termination by the Executive for Good Reason.

        Payments and Benefits.    If the Company terminates the employment of either of Messrs. Flynn or Taylor without cause or he terminates his employment for good reason, he would receive monthly payments equal to one-twelfth of his current salary and one-twelfth of his annual target bonus amount for the year of termination, as well as continued health and other benefits, over two-year and 18-month severance periods, respectively. In the case of Mr. Taylor, his annual target bonus amount would be equal to one-twelfth of the greater of (a) the bonus paid in the previous year or (b) the base amount of the bonus received for the current year (assuming that we have realized our annual performance targets set by our Compensation Committee). Each of Messrs. Di Paola and Giguere would be eligible to receive monthly payments equal to one-twelfth of his current salary and one-twelfth his annual target bonus amount for the year of termination, as well as continued health and other benefits, for a one-year period (or 18 months, if the Company extends the term of his non-compete restriction as described below). All severance payments would be reduced by the amount of income the executive otherwise earns during the severance period.

        Upon his termination by the Company without cause or by him for good reason, Mr. Crellin would be entitled to receive his base salary and health and other benefits for 12 months following termination (or 18 months of base salary payments if we elect to extend the term of his non-compete restriction as described below), as well as the bonus, if any, due on account of any year preceding the year in which termination occurs, when and as it would have been payable under his employment agreement but for his termination. Mr. Crellin will have a duty to mitigate damages by seeking other employment, and his severance payments will be reduced by the amount he earns from such other employment.

        Treatment of Options.    Upon Mr. Taylor's termination by us without cause or by Mr. Taylor for good reason, we will have the right to repurchase, and Mr. Taylor will have the right to cause us to repurchase, any of our ordinary shares acquired by him upon the exercise of the options granted in 2005 at the inception of his employment (whether such options are exercised on or after the date of termination) at a purchase price equal to the fair market value of such ordinary shares. The purchase price will be payable, at our option, in cash or by delivery of a 24-month promissory note bearing interest at 5% per annum.

  Change in Control.

        Payments and Benefits.    If any of Messrs. Taylor, Di Paola or Giguere terminates his employment for good reason, or the Company terminates his employment without cause, within six months before, in anticipation of, or 12 months after a change in control, he would receive a lump sum payment equal to his annual base salary and annual target bonus amount for the year of termination. In the same circumstances, Mr. Flynn would receive a lump sum equal to twice his annual base salary and bonus. Each of these executives will also be entitled to a continuation of all health, life, disability, fringe and other benefits he was receiving on the last day of his employment until the earlier of one year from the date of termination (two years, in the case of Mr. Flynn) or the time when he obtains comparable benefits from another source. If the executive is entitled to a change in control payment, he will not have any rights to receive any severance payments or benefits under the severance provisions of the employment agreement. If we terminate the executive's employment within six months before the change in control and the executive received severance payments pursuant to the employment agreement, any amounts so paid by us to him will be deducted from any change in control payment otherwise payable to him pursuant to his employment agreement.

        Mr. Crellin's rights upon termination following a change in control mimic those he enjoys when the Company terminates his employment without cause.

        Treatment of Options and RSUs.    Under the terms of their employment agreements or the respective option and restricted stock unit agreements, upon a change in control or upon termination of employment without cause within six months before, and in anticipation of, a change in control, all time-based vesting options and all RSUs granted to Messrs. Taylor, Crellin, Flynn, Di Paola and Giguere under our 2007 Incentive Compensation Plan will become fully vested and exercisable.

        Tax Code Limitations.    If any named executive officer is entitled to any payment (under the employment agreement or otherwise) during the six-month period beginning on the date his employment agreement is terminated that would be subject to an additional tax imposed under Section 409A of the Internal Revenue Code, the payment will not be made to him during the six-month period. Instead, the payment will be made at the earlier of the six-month anniversary of the termination date or his death or disability. In addition, their employment agreements provide that any change in control payments made to them would be limited to 2.99 times their "base amount" so that they could not receive "excess parachute payments" (both such terms as defined in Section 280G of the Internal Revenue Code) if (and only if) they would thereby receive a larger after-tax benefit than they would have received if such payments were not reduced.

        Non-Competition; Non-Solicitation; Non-Disparagement; Release.    All named executive officers have agreed in their employment agreements to refrain from engaging in certain activities that are competitive with us and our business during their employment and for the following varying periods thereafter: 24 months for Mr. Flynn; 18 months for Messrs. Taylor and Crellin; and 12 months for Messrs. Di Paola and Giguere. With respect to Messrs. Crellin, Di Paola and Giguere, if a majority of our issued and outstanding ordinary shares is owned directly or indirectly by BHNA or one or more of its affiliates is on our Board (or any entity owning a majority of our issued and outstanding shares, whether directly or indirectly), we will have the right to extend his non-compete period by six months by notifying him before his original non-compete term expires.

        Messrs. Taylor, Flynn, and Crellin are subject to a confidentiality provision and Messrs. Taylor and Crellin are subject to a non-disparagement provision. In addition, Messrs. Taylor and Crellin are subject to a non-solicitation provision for 18 months after termination of their employment. Under the non-solicitation provision, Messrs. Taylor and Crellin agree not to, directly or indirectly, solicit, attempt to influence or interfere with the employment of any individual who was employed by us or our affiliates during the preceding 12-month period or interfere with any existing business relationship between us and any customer, vendor or third party. Messrs. Taylor, Flynn, Di Paola and Giguere are required to execute a release before they may receive their severance payments.

        The following table details the potential payments and benefits to which each named executive officer would have been entitled upon termination of his employment for any reason or a change in control, calculated as if each such event had occurred on January 3, 2009. The amounts shown in the table below do not include compensation and benefits that are available generally to all salaried employees on a nondiscriminatory basis and are in addition to amounts each named executive officer earned or accrued prior to the triggering events, including accrued salaries and bonuses and previously vested stock options. Accordingly, the amounts generally reflect only the additional compensation or benefits that the named executive officers would have received upon the occurrence of the triggering events.

Name	Termination Scenario	Severance ($)		Stock Options ($)(2)	Restricted Stock Units ($)(3)	Benefits ($)(4)	Total ($)
Alec Taylor	Without Cause / For Good Reason	1,203,080		210,400	333,750	37,118	1,784,348
	Death or Disability	—		—	—	—	—
	Change in Control	802,053		210,400	333,750	24,745	1,370,948

John H. Flynn, Jr.	Without Cause / For Good Reason	1,252,504		412,500	200,250	48,290	1,913,544
	Death or Disability	—		—	—	—	—
	Change in Control	1,252,504		412,500	200,250	48,290	1,913,544

Anthony Di Paola	Without Cause / For Good Reason	445,991	(1)	52,600	80,100	24,141	602,832
	Death or Disability	—		—	—	—	—
	Change in Control	445,991		52,600	80,100	24,141	602,832

Steven Crellin	Without Cause / For Good Reason	561,926	(1)	263,350	80,100	24,145	929,521
	Death or Disability	—		—	—	—	—
	Change in Control	561,926		263,350	80,100	24,145	929,521

Jeffrey J. Giguere	Without Cause / For Good Reason	367,747	(1)	52,600	80,100	24,060	524,507
	Death or Disability	—		—	—	—	—
	Change in Control	367,747		52,600	80,100	24,060	524,507

(1)
The amount assumes that the Company does not extend the term of the executive's non-competition restriction, which action would also extend the length of the executive's severance payments from 12 months to 18 months, under the terms of the respective employment agreement.

(2)
The amounts stated reflect the aggregate intrinsic value of unvested stock options that would have accelerated and become exercisable on January 3, 2009. Intrinsic value of each stock option is equal to the closing market price ($13.35) of the Company's ordinary shares on January 2, 2009 (the last trading day before January 3, 2009, which was a Saturday), minus the exercise price of the stock option. The compensation charge taken for accounting purposes may differ from the intrinsic values disclosed in this column.

(3)
The amounts stated reflect the aggregate intrinsic value of unvested restricted stock units that would have accelerated and become exercisable on January 3, 2009. Intrinsic value of each restricted stock unit is equal to the closing market price ($13.35) of the Company's ordinary shares on January 2, 2009 (the last trading day before January 3, 2009, which was a Saturday). The compensation charge taken for accounting purposes may differ from the intrinsic values disclosed in this column.

(4)
Benefits include continued health, life, long-term disability and accidental death and dismemberment insurance, and an automobile allowance for all named executive officers for the applicable period.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Approving Related Person Transactions

        Our Board of Directors has adopted policies and procedures with respect to related person transactions, which we refer to as our Related Person Policy. Our Related Person Policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and in which any Related Person had, has or will have a direct or indirect interest. Related Persons are our directors, nominees for director, executive officers, and holders of more than 5% of any class of our voting securities (including any person who served as such since the beginning of our last fiscal year); any immediate family member of any of the foregoing persons, including in-law relationships, any person (other than a tenant or employee) sharing the household of a director, nominee, executive officer, or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

        Pursuant to our Related Person Policy, our Audit Committee (or the chair of our Audit Committee between meetings) must review and approve in advance or ratify any transaction or relationship in which we and any Related Person has a direct or indirect material interest. All Related Persons are required to report any such transaction or relationship to our General Counsel and our General Counsel will determine whether it should be submitted to the Audit Committee for consideration. The Audit Committee will consider all of the relevant facts and circumstances including (if applicable) but not limited to the benefits to us; the impact on a director's independence in the event the Related Person is a director, an immediately family member of a director, or an entity controlled by such in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. When considering these factors, the Audit Committee will apply their business judgment based upon all relevant facts and circumstances known at that time, in accordance with their fiduciary duties to our shareholders.

        The following relationships and transactions were authorized prior to the adoption of our Related Person Policy.

Relationships and Transactions with BHNA

        We entered into a registration rights agreement dated November 17, 2006 with our principal shareholder, BHNA, pursuant to which we granted BHNA and any of its affiliates rights to require us to effect the registration of a sale of their shares under the Securities Act of 1933. In addition, BHNA has "piggyback" registration rights to include their shares in any registration statement we file on our own behalf (other than for employee benefit plans and other exceptions) or on behalf of other shareholders. We are required to pay all registration expenses in connection with any demand or piggyback registrations. Notwithstanding the other provisions of the agreement, we are not obligated to effect any demand registration within 180 days after the effective date of any other offering in which shareholders party to the agreement were given "piggyback" rights pursuant to the agreement, if that offering includes at least 80% of the number of shares requested by the shareholders to be included. At BHNA's request, in 2008 we registered for resale 7,287,287 ordinary shares held by BHNA.

 OTHER MATTERS

Shareholder Communications to the Directors

        Shareholders may communicate with our Board of Directors by mailing a communication to the entire Board or to one or more individual directors in care of Jeffrey J. Giguere, Executive Vice President, General Counsel and Secretary, FGX International Holdings Limited, 500 George Washington Highway, Smithfield, Rhode Island 02917. All communications from shareholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of our ordinary shares and to provide us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required, during fiscal 2008 our directors, officers and 10% shareholders complied with all Section 16(a) filing requirements, except that Mr. Taylor and Mark Williams, our Vice President and Corporate Controller, each inadvertently filed a late report of one transaction.

Deadline for Shareholder Proposals

        If you wish to propose director nominations or other business at the 2010 Annual Meeting, your proposal will be considered untimely under Securities and Exchange Commission Rule 14a-4(c)(1) unless you provide written notice of the proposal to us by February 22, 2010. If you wish to bring proposed business to the 2010 Annual Meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to us in accordance with Securities and Exchange Commission rules not later than December 10, 2009.

        Notices of shareholder proposals and nominations should be given in writing to FGX International Holdings Limited, 500 George Washington Highway, Smithfield, Rhode Island 02917, Attn: Jeffrey J. Giguere, Executive Vice President, General Counsel and Secretary.

 DIRECTIONS TO THE FGX INTERNATIONAL ANNUAL SHAREHOLDERS MEETING

        The meeting will take place on Wednesday, May 20, 2009 at 10:00 a.m., local time, at the Company's principal offices, 500 George Washington Highway, Smithfield, Rhode Island 02917 (telephone 401-231-3800).

  From New York

    •
    Follow Route 95 North to Route 295 North.

    •
    Take the North Smithfield Exit (8B) to Route 7 North.

    •
    Follow Route 7 North to the 2nd traffic light at the intersection of Route 116.

    •
    At light go right onto Route 116 (George Washington Highway) and continue for 1.5 miles.

    •
    Turn left into the driveway with the FGX International sign.

    •
    Take the first left into the circular drive in front of the main door.

  From Boston

    •
    Follow Route 95 South to Route 295 South.

    •
    Take the North Smithfield Exit (8B) to Route 7 North.

    •
    Follow Route 7 North to the 2nd traffic light at the intersection of Route 116.

    •
    At light go right onto Route 116 (George Washington Highway) and continue for 1.5 miles.

    •
    Turn left into the driveway with the FGX International sign.

    •
    Take the first left into the circular drive in front of the main door.

  From Providence and T.F. Green Airport

    •
    Follow Route 95 North to Route 146 North.

    •
    Follow Route 146 North for approximately 10 miles to the Route 116 Exit.

    •
    At end of the exit bear right on Route 116.

    •
    Pass through the third traffic light and continue straight for 0.5 miles.

    •
    Turn right into the driveway with the FGX International sign.

    •
    Take the first left into the circular drive in front of the main door.

        Upon arrival please proceed through the main entrance. The meeting room will open to shareholders at 9:00 a.m. Please allow adequate time to find parking, complete any check-in and to be seated prior to the 10:00 a.m. starting time.

        Please be aware that seating may be limited. Please bring valid picture identification, such as a driver's license or passport. You may be required to provide this upon entry to the meeting. Shareholders holding shares in brokerage accounts ("street name" holders) will also need to bring a copy of a brokerage statement reflecting share ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

 FGX International Holdings Limited

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting on May 20, 2009

        The undersigned, revoking all prior proxies, hereby appoints Alec Taylor, John H. Flynn, Jr., and Jeffrey J. Giguere, or any of them, with full power of substitution, to be the attorneys and proxies of the undersigned at the Annual Meeting of Shareholders of FGX International Holdings Limited ("FGX") to be held at 10:00 a.m. on May 20, 2009, at the principal offices of FGX, 500 George Washington Highway, Smithfield, Rhode Island 02917, or at any adjournment thereof, and to vote at such meeting the ordinary shares of FGX the undersigned held of record on the books of FGX on the record date for the meeting, and on any other business before the meeting, with all powers the undersigned would possess if personally present.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN
THE ENCLOSED ENVELOPE.

(Continued, and to be signed on reverse side)

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Please mark your votes with an X as shown in this example.	☒

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

Proposals—The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposal 2

1.     Election of Directors:

	FOR	AGAINST	ABSTAIN
(1) Jared Bluestein	☐	☐	☐
(2) Zvi Eiref	☐	☐	☐
(3) Charles J. Hinkaty	☐	☐	☐
(4) Robert L. McDowell	☐	☐	☐
(5) Jennifer D. Stewart	☐	☐	☐
(6) Alec Taylor	☐	☐	☐
(7) Alfred J. Verrecchia	☐	☐	☐

2.     Ratification of appointment of our independent    For ☐            Against ☐            Abstain ☐
registered public accounting firm:

Non-Voting Items

Change of Address—Please print new address below.	Comments—Please print your comments below.

Authorized Signatures—This section must be completed for your vote to be counted—Date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date
Signature	Signature

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to be held May 20, 2009
GENERAL INFORMATION
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHARES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
OTHER MATTERS
DIRECTIONS TO THE FGX INTERNATIONAL ANNUAL SHAREHOLDERS MEETING
FGX International Holdings Limited Proxy Solicited on Behalf of the Board of Directors for Annual Meeting on May 20, 2009